Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-123767) pertaining to The Davey Tree Expert Company 2004 Omnibus Stock Plan,

2.	Registration Statements (Form S-8 No. 333-172738, Form S-8 No. 333-187205, Form S-8 No. 333-203865 and Form S-8 No. 333-211465) pertaining to The Davey 401KSOP and ESOP,

3.	Registration Statement (Form S-8 No. 333-196224) pertaining to The Davey Tree Expert Company 2014 Omnibus Stock Plan;
of our report dated March 16, 2018, except for paragraph 3 of Note C, as to which the date is March 11, 2019, with respect to the consolidated financial statements of The Davey Tree Expert Company included in this Annual Report (Form 10-K) of The Davey Tree Expert Company for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Akron, Ohio
March 11, 2019